Exhibit 99.1

CONFIDENTIAL

At EMAK Worldwide, Inc.:

Media and investor inquiries:
Lisa Mueller
Director, Investor Relations
(323) 932-4034

EMAK WORLDWIDE ANNOUNCES DEPARTURE OF
CHIEF EXECUTIVE OFFICER

     LOS ANGELES, May 19, 2005 – EMAK Worldwide, Inc. (Nasdaq: EMAK) today announced the resignation of Don Kurz, President and Chief Executive Officer (CEO), effective immediately. EMAK’s Board of Directors has initiated an external search for a new CEO. Stephen Robeck, non-executive Chairman of the Board, will serve as interim CEO while the search is conducted.

     The Board periodically reviews the Company’s performance, succession plans and leadership needs as its business evolves. Following extensive discussions, the Board together with Mr. Kurz, concluded that a transition to new leadership would best serve EMAK’s continued growth and diversification efforts.

     Mr. Kurz, 49, joined EMAK in 1990 as an Executive Vice President and Director, and together with Mr. Robeck effected a management buyout of the Company in 1991. Mr. Kurz was Co-CEO at the time of EMAK’s initial public offering in 1994 and concurrent move from New York City to Los Angeles. He subsequently served as Chairman and CEO from 1999 until earlier this year, when the roles of Chairman and CEO were split.

     Originally a small promotional organization, Mr. Kurz was instrumental in planning and executing EMAK’s growth and diversification efforts. Under his leadership the Company greatly expanded its services offerings, geographic presence and client roster by acquiring five marketing agencies around the globe.

     “I’m very proud of what EMAK has achieved during my tenure as CEO, and I’m confident in the state of the business today. The Company is sound financially and has good momentum as it enters the second half of the year,” said Mr. Kurz. “There is enormous opportunity ahead of us and I believe we are poised for a new era of growth as we execute on our

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EMAK Worldwide Announces Departure of CEO

integrated marketing vision. As the largest common shareholder and a Director, I remain committed to EMAK’s future success and will do all I can to ensure a smooth transition.”

     “Don has done a remarkable job since taking over as sole CEO six years ago. He has transformed the Company from a small, one-service, one-client organization into the global marketing services player it is today,” said Mr. Robeck. “On behalf of the Board, I want to thank Don for his vision, his service and his friendship. I look forward to working closely with Don and the rest of the Board in the months and years ahead.

     “EMAK has made great strides over the past few years, and the time has come for the Company to enter its next phase of growth. We look to bringing in new leadership to build on our outstanding foundation and capitalize on the significant opportunities ahead of us,” said Mr. Robeck.

About EMAK Worldwide

     EMAK Worldwide, Inc. is a leading global marketing services company based in Los Angeles, with offices in Chicago, Minneapolis, New York, Ontario (CA), Dublin, Frankfurt, London, Paris, The Netherlands, Hong Kong and Shanghai. The Company focuses on the design and execution of strategy-based marketing programs, with particular expertise in the areas of: strategic planning and research, entertainment marketing, design and manufacturing of custom promotional products, promotion, event marketing, collaborative marketing, and environmental branding. The Company’s clients include Burger King Corporation, Frito-Lay, Kellogg’s, Kohl’s, Macy’s, Miller Brewing Company, Nordstrom, Procter & Gamble, and Subway Restaurants, among others. More information about EMAK Worldwide is available on the Company’s web site at www.emak.com.

Certain expectations and projections regarding the future performance of EMAK Worldwide, Inc. discussed in this news release are forward-looking and are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These expectations and projections are based on currently available competitive, financial and economic data along with the Company’s operating plans and are subject to future events and uncertainties. Management cautions the reader that the following factors, among others, could cause the Company’s actual consolidated results of operations and financial position in 2005 and thereafter to differ significantly from those expressed in forward-looking statements: the Company’s dependence on a single customer; the significant quarter-to-quarter variability in the Company’s revenues and net income; the Company’s dependence on the popularity of licensed entertainment properties and the ability to license, develop and market new products; the Company’s dependence on foreign manufacturers; the Company’s need for additional working capital; the negative results of litigation, governmental proceedings or environmental matters; and the potential negative impact of past or future acquisitions. The Company undertakes no obligation to publicly release the results of any revisions to forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks highlighted herein should not be assumed to be the only items that could affect the future performance of the Company.

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